UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 0)*



                                Jakks Pac Inc Com
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                                (Name of Issuer)

                           Common Stock (no par value)
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                         (Title of Class of Securities)

                                    47012E106
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                                 (CUSIP Number)

                               December 31st, 2009
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:
         |X| Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP NO:  47012E106
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1.       Names of Reporting Persons.  Dreman Value Management, L.L.C.
         I.R.S. Identification Nos. Of Above Persons (entities only): 22-3499132
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2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)_ _____     (b)______
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3.       SEC Use Only
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4.       Citizenship or Place of Organization:  Delaware
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 Number of Shares Beneficially
Owned by Each Reporting
Person With:

                                     5.  Sole Voting Power            378,025
                                     -------------------------------------------
                                     6.  Shared Voting Power          26,885
                                     -------------------------------------------
                                     7.  Sole Dispositive Power       N/A
                                     -------------------------------------------
                                     8.  Shared Dispositive Power     1,834,235

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person: 1,834,235
--------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions):      N/A

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11.      Percent of Class Represented by Amount in Row (9):  6.55%

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12.      Type of Reporting Person (See Instructions):  IA

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Item 1.

(a)  Name Of Issuer:  Jakks Pac Inc Com

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(b)  Address of Issuer's Principal Executive Offices:



     22619 Pacific Coast Hwy Ste 250
     Malibu, CA 90265

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Item 2.
(a)  Name of Person Filing:  Dreman Value Management, L.L.C.


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(b)  Address of Principal Business Office or, if none, Residence:  Harborside
     Financial Center, Plaza 10, Suite
     800, Jersey City, NJ 07311

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(c)  Citizenship:  Delaware
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(d)  Title of Class of Securities:  Common Stock (no par value)

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(e)  CUSIP Number:47012E106



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Item 3.  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2
         (b) or (c), check whether the person filing is a:

         (a)      |_| Broker or dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);

         (b)      |_| Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
                      78c);

         (c)      |_| Insurance company as defined in Section 3(a)(19) of the
                      Act (15 U.S.C. 78c);

         (d)      |_| Investment company registered under Section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)      |X| An investment adviser in accordance with ss.240.13d-1(b)
                      (1)(ii)(E);

         (f)      |_| An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F);

         (g)      |_| A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(1)(ii)(G);

         (h)      |_| A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)      |_| A church plan that is excluded from the definition of an
                      investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)      |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

Amount beneficially owned:
         (a)      1,834,235

         (b)      Percent of Class:  6.55%

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote:   378,025

                  (ii)     Shared power to vote or to direct the vote: 26,885



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                  (iii)    Sole power to dispose or to direct the disposition
                           of : N/A

                   iv) Shared power to dispose or to direct the disposition of: 1,834,235


Item 5.  Ownership of Five Percent or Less of a Class.

     N/A


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person is the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  N/A

Item 8.  Identification and Classification of Members of the Group.

                  N/A

Item 9.  Notice of Dissolution of Group.

                  N/A

Item 10.  Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           February 10th, 2010
                                           ------------------------
                                           Date

                                           Dreman Value Management, L.L.C.
                                           /s/ Salvatore Faia
                                           --------------------------------
                                          Salvatore Faia for Dreman Value
                                          Management, L.L.C.,  Chief Compliance
                                          Officer


         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)



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